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                                                                   EXHIBIT 10.24



                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS AGREEMENT (the "Agreement") by and between MEGO MORTGAGE CORPORATION, a Delaware corporation (the "Company"), with its principal office located at 210 Interstate North Parkway, Suite 250, Atlanta, Ga 30339 and JEFFREY S. MOORE (the "Employee") shall become effective on the Effective Date, as hereinafter defined.


                           BACKGROUND OF THE AGREEMENT


  A. The Company is about to commence the business of originating, purchasing and selling home improvement loans ("FHA Title I Loans") which are to be insured under the United States Department of Housing and Urban Development provisions of Title I, Section 2 of the National Housing Act, as amended.

     B. The Employee has previously been acting as an officer of the Company to assist it in its planning phase and to obtain the necessary approvals and licenses to commence operations;

     C. The Company desires to employ the Employee as its chief operating officer under terms that are mutually acceptable to the parties hereto;

     D. The Employee desires to be employed by the Company under the terms of this Agreement.

                                    AGREEMENT

     The Company and the Employee (individually, a "Party", and collectively, the "Parties"), in consideration of the promises and the mutual covenants herein set forth, agree as follows:

     1. Employment. The Company hereby employs the Employee, and the Employee hereby accepts such employment, to serve as the chief operating officer of the Company on the terms and conditions provided in this Agreement.

     2. Duties and Performance. The Employee shall serve as the chief operating officer of the Company, and shall perform such executive and administrative services as are generally expected of a chief operating officer, or as may be reasonably assigned to him from time to time by the board of directors of the Company (the "Board"). The Employee agrees to devote his full time, attention, energy and skill to the Company's


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business and good will.

     3. Term. This Agreement shall commence on the 1st day of January, 1994 (the "Effective Date"), and terminate on December, 1998, unless sooner terminated as provided in this Agreement.
     4.  Compensation.
          (a) The Company shall pay to the Employee, as compensation for his services, a salary of $200,000 for each year of this Agreement (the "Base Compensation"). The Base Compensation shall be payable in equal installments, the frequency of which shall be determined by the Company, but in no event less frequently than monthly. The Company shall withhold and pay over to the appropriate governmental agency all payroll taxes (including income, social security and unemployment compensation taxes) required by the federal, state and local governments with jurisdiction over the Company.
          (b) In addition to the Base Compensation, and subject to the limitation contained in Paragraph 4 (d) below, on the first business day of each March commencing with March, 1995, the Company shall pay to the Employee an amount (the "Incentive Bonus") equal to one and one-half percent (1.50%) of the Company's after tax income for the prior calendar year computed and based on the financial statements of the Company for such calendar year prepared in accordance with generally accepted accounting principles consistently applied; provided that this Agreement was in force for the entire prior calendar year and the Employee had performed the services to the Company required by this Agreement during the entire prior calendar year; and further provided that the Employee shall not be entitled to receive any Incentive Bonus for any calendar year in which the Company did not attain pre-tax earnings, as determined by the financial statements of the Company for such year prepared as set forth above, of at least the amount set forth for such year in Schedule "A" attached hereto and made a part hereof. It is understood and agreed that generally accepted accounting principles for the Company's financial statements require, in calculating net after tax income, a tax provision based on the statutory Federal tax rate for corporations as well as provision for all applicable state income taxes. If this Agreement had been terminated during the prior calendar year other than for "cause", as hereinafter defined, or if the Employee failed for


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any reason to perform the services required hereunder for a portion of such calendar year, then such amount of Incentive Bonus calculated and due under this paragraph shall be prorated and paid only for that fraction of the calendar year during which this Agreement was in force or during which the Employee performed the services required by this Agreement. If this Agreement had been terminated for "cause" during the prior calendar year, no Incentive Bonus for that year shall be paid to the Employee, as more particularly set forth in Paragraph 5 (b) of this Agreement.
          (c) In addition to the Base Compensation and the Incentive Bonus, and subject to the limitation contained in Paragraph 4 (d) below, the Employee shall receive for each calendar year during the term of this Agreement, an amount ("the Deferred Compensation") equal to one percent (1.00%) of the amount of "Gain on Sale", for sales of Title I Loans and other receivables, as shown on the Company's financial statements prepared as set forth above in this Section 4, provided that this Agreement was in force for the entire prior calendar year and the Employee had performed the services to the Company required by this Agreement during the entire prior calendar year; and further provided that the Employee shall not be entitled to receive any Deferred Compensation for any calendar year that the Company has not attained pre-tax earnings of at least the amount set forth for such year in Schedule "A" attached hereto and made a part hereof. If this Agreement had been terminated during the prior calendar year other than for "cause", as hereinafter defined, or if the Employee failed for any reason to perform the services required hereunder for a portion of such calendar year, then such amount of Deferred Compensation calculated and due under this paragraph shall be prorated and paid only for that fraction of the calendar year during which this Agreement was in force or during which the Employee performed the services required by this Agreement. If this Agreement had been terminated for "cause" during the prior calendar year, no Deferred Compensation for that year shall be paid to the Employee as more particularly set forth in Paragraph 5 (b) of this Agreement. The Deferred Compensation due for any calendar year shall be payable in 48 equal install ment payments commencing on March 1 of the following year. Installment payments of Deferred Compensation due hereunder shall continue after the termination of this


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Agreement unless such termination shall be for "cause" as defined in this agreement
          (d) Notwithstanding anything herein to the contrary, in the event the aggregate amount of Incentive Bonus and Deferred Compensation to be paid to Employee in any calendar year exceeds the sum of $500,000, any excess over $500,000 shall be payable to Employee only if approved by the Board of Directors of the Company, whose decision to pay such amount or not shall be in the Board's sole judgment and discretion.
          (e) In addition to the compensation described in Paragraphs 4 (a), (b) and (c) above, the Company has caused the Company's parent, Mego Financial Corp. ("Mego") to grant to the Employee an option under Mego's Key Employee Stock Option Plan (the "Plan") for the purchase of 25,000 shares of Mego's Common Stock at an option price of $2.50 per share. The Employee acknowledges that he has been provided with and is familiar with the Plan.

           (f) So long as Employee is performing his duties hereunder, Employee shall receive a monthly automobile allowance at least equivalent to similar allowances to senior executives of other Mego subsidiaries, but in no event less than $500 per month.
           (g) The Company will reimburse the Employee for moving expenses reasonably incurred by Employee in moving Employee and his family from Oklahoma City, Oklahoma to Atlanta Georgia, including real estate broker commissions in connection with the sale of Employee's Oklahoma City residence, the closing costs incurred in the sale of Employee's Oklahoma City residence and the closing costs and mortgage closing costs and points incurred in the purchase of his Atlanta residence, and an amount adequate to compensate Employee for the income tax liability, if any, attributable to the receipt of the moving expenses and other items set forth in this sub-paragraph for which Employee was or will be unable to obtain an income tax deduction or receive a tax benefit; PROVIDED HOWEVER that in no event shall the aggregate amount payable under this subparagraph for moving expenses and other items, including but not limited to the compensation for income taxes, exceed the sum of $28,000.
          (h) To assist Employee in the purchase of a home in Atlanta, and provided such monies are utilized to purchase


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and/or furnish such residence, at the request of Employee, the Company will lend
Employee an amount not to exceed the lesser of $32,000 or 10% of the purchase price of the residence, for a period not to exceed five years, which amount shall bear interest at the rate of 8% per annum. Such loan shall be secured by a second mortgage lien on Employee's Atlanta residence, and at the Company's option by a lien on and offset against any monies due from Company to Employee other than his Base Compensation, except that upon termination of this agreement any balance due on such loan can be offset against Base Compensation, as well as any Incentive Bonus, Deferred Compensation or other monies due to Employee. The loan shall be repaid in equal monthly installments based on a 15 year amortization with a balloon payment due at the end of five years, upon sale of the Employee's residence or upon termination of this agreement, whichever occurs first.
          (i) The Employee shall be entitled to three weeks of vacation time each year.
          (j) The Employee shall be entitled to such health, dental, medical, disability, life and other insurance as is provided to other executives the Company.

          (k) In addition to the foregoing, the Employee will be entitled to incur reasonable expenses for promoting the business of the Company. The Company shall reimburse the Employee for all such reasonable business expenses, including cost of travel, meals and lodging while traveling and entertainment. In addition, if the Company has not made Employee a participant in a corporate country club membership, the Company will reimburse Employee for the cost of a membership in a suitable country club, approved by the Company, with an initiation fee not to exceed $10,000 and dues not to exceed $10,000 per year, to be utilized for the obtaining of business and entertaining business connections.
     5.  Termination of Employment.

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          (a) The Company may immediately terminate the Em ployee's employment for "cause" upon giving written notice of such involuntary termination to the Employee. "Cause" shall mean any one of the following acts of, or omissions by, or actions of others relating to, the Employee, or the occurrence of the event described in subparagraph (vii) below:


               (i) Conviction of a felony, whether or not such conviction is appealed.
               (ii) Deliberate and premeditated acts against the best interests of the Company;
               (iii) Material breach of the terms of this Agreement;
               (iv) The Employee is found guilty of or is en joined from violation of any state or federal securities laws, state or federal laws governing the business of the Company, or rules and regulations of any state or federal agency regulating any of the business of the Company;
               (v) Misappropriation of the Company's funds or property;

               (vi) Habitual use of alcohol or drugs to a degree that such use substantially interferes with Employee's performance of his duties.
               (vii) The Company has failed to attain at least the amount of pre-tax earnings set forth in Exhibit "A" for the second, third and fourth calendar years following the Effective Date.

          (b) In the event the Employee's employment shall be terminated for "cause" prior to the expiration of the term of this agreement, the Employee shall be entitled only to his Base Compensation prorated to the effective date of such termination, less any unrepaid amounts borrowed from the Company, and shall not be entitled to any accrued but unpaid Incentive Bonus, Deferred Compensation or vacation time, except that Employee shall be entitled to receive accrued but unpaid Deferred Compensation for years prior to the year of termination if Employee is terminated for the "cause" set forth in Paragraph 5
(a) (vii) above.

          (c) This Agreement shall terminate immediately upon the Employee's death or total and permanent disability. For the purposes of this Agreement, total and permanent disability shall mean the Employee's inability to adequately perform his duties on behalf of the Company, as reasonably determined by the Board, for a period of ninety (90) consecutive days due to an illness or injury. In the event of such termination, the Employee shall be entitled to his Base Compensation prorated

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to the end of the month of his death or the date of the determination of
Employee's total and permanent disability by the Board, and any Incentive Bonus, Deferred Compensation and vacation time for the then current year shall be prorated to the date of such termination, and paid at such times as are otherwise provided herein.


  6. Covenant Not to Compete. The following provisions shall hereinafter be referred to as the "Covenant Not to Compete"):

          (a) The Employee agrees that during the term of this Agreement and any renewal thereof, and for a period of six months after the expiration or termination of this Agreement with or without cause, the Employee will not (except as an employee of, and on behalf of, the Company), in any capacity, directly or indirectly:

             (i) engage in a business involving activities similar to that of the Company with respect to the purchase, origination or sale of FHA Title I Loans within the continental United States.

             (ii) take any action, directly or indirectly to invest in (other than a non-controlling ownership of securities issued by publicly held corporations), own, manage, operate, control, participate in, be employed or engaged by or be connected in any manner with any partnership, corporation or other business or entity engaging in a business involving activities similar to that of the Company with respect to the purchase, origination or sale of FHA Title I Loans within the continental United States.

             (iii) solicit or encourage other employees or officers of the Company to terminate their employment by the Company for any purpose whatsoever.

        (b)  The Employee acknowledges and agrees that:

             (i) the foregoing restrictions as to time and area are reasonable for the protection of the goodwill and business of the Company against irreparable injury.


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               (ii) the foregoing restrictions do not place an undue hardship on the Employee.

          (c) The Employee agrees that the Company will be irreparably damaged by a breach of this Covenant Not to Compete and that damages at law will be an insufficient remedy for the Company. The Employee also agrees that the Company shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of this Covenant Not to Compete, which injunctive relief shall be in addition to any other rights or remedies available to the Company.

     7. Confidentiality. The Employee recognizes and acknowledges that the services which he will perform for the Company and the knowledge which he will obtain of the Company's proprietary information such as trade secrets, processes, business practices, strategic plans and financial data through his close relationship with the Company, are confidential, proprietary and valuable in nature. The Employee therefore agrees that, other than in the regular and proper course of the business of the Company, he will not divulge to others or use for his own benefit, or the benefit of any person, firm, corporation or other entity, other than the Company, at any time during or subsequent to this employment, any information obtained in the course of his employment, concerning such proprietary information without first obtaining the Company's written permission, unless such information has become public knowledge by a means other than a breach of the provisions of this Agreement.

  8. Modification. No change or modification of this Agreement shall be valid unless made in writing and signed by both of the parties hereto.

     9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

  10. Assignment Prohibited. This Agreement is personal to the parties hereto and neither party may assign or transfer any rights or obligations under this Agreement without the written consent of the other party.


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    11.  Entire Agreement.  This Agreement incorporates the entire agreement between the parties and supersedes all other prior or contemporaneous agreements, negotiations or discussions between the Employee and the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of January, 1994.

                                      CORPORATION:
                                      MEGO MORTGAGE
CORPORATION
                                   BY:
                                       -----------------------------
                                       Title:


                                       EMPLOYEE:

                                       -----------------------------
                                       Jeffrey S. Moore




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                         EXHIBIT "A"

                    YEAR 1:   $1,200,000
                    YEAR 2:   $4,225,000
                    YEAR 3:   $6,150,000
                    YEAR 4:   $9,000,000
                    YEAR 5:   $12,000,000